                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              eAUTOCLAIMS.COM, INC.
                              ---------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                     278578
                                     ------
                                 (CUSIP Number)


                                  MAY 31, 2000
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         |X| Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 278578                          13G                  Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      Dominion Capital Fund

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  734,114 shares

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0 shares
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  734,114 shares

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0 shares

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,114 shares

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [X]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.63%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      OO

--------------------------------------------------------------------------------

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Item 1(a)         NAME OF ISSUER:

                  eAutoclaims.com, Inc.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2708 Alt. 19 N., Suite 604
                  Palm Harbor, Florida 34683

Item 2(a)         NAMES OF PERSON FILING:

                  Dominion Capital Fund



Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o CITCO Bahamas
                  Bahamas Financial Centre, 3rd Floor
                  P. O. Box CB13146
                  Nassau, Bahamas


Item 2(c)         CITIZENSHIP:

                  Bahamas

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.0001 par value (the "Common Stock")

Item 2(e)         CUSIP NUMBER:

                  278578

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

Item 4            OWNERSHIP:

                  (a)      Amount Beneficially Owned: 734,114 shares
                  (b)      Percent of Class: 6.63%
                  (c)      (i)      Sole Voting Power: 734,114 shares
                           (ii)     Shared Voting Power: 0 shares
                           (iii)    Sole Dispositive Power: 734,114 shares
                           (iv)     Shared Dispositive Power: 0 shares

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Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.




                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated November 3, 2000

                                                  DOMINION CAPITAL FUND



                                                  By /s/ DAVID SIMS
                                                     ---------------------------
                                                             David Sims